SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549




                                 FORM 8-K




                              CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of earliest event reported):  August 14, 1997
                                                  _______________




                               AMETECH, INC.
________________________________________________________________
            (Exact name of registrant as specified in Charter)




     Oklahoma              0-19009                73-0766924
_________________        ___________         ___________________
(State or Other          (Commission         (I.R.S. Employer
 Jurisdiction of          File No.)           Identification No.)
 Incorporation)





        1813 Southeast 25th Street, Oklahoma City, Oklahoma  73129
        _____________________________________________________________
           (Address of principal executive offices)        (Zip Code)




Registrant's telephone number, including area code: (405) 677-8781
                                                     ______________

Item 1.   Changes in Control of Registrant.
          ________________________________

     On or about August 27, 1997, Carl B. Anderson, Jr. ("Anderson"), the Registrant's Chairman of the Board and President, received a telephone call from a representative of Moorpark Holdings, Inc., a Delaware corporation ("Moorpark") and a wholly owned subsidiary of Bank of America, advising Anderson that Moorpark had sold its 10,367,122 shares of common stock of the Registrant (the "Shares"), which represents approximately 75% of the issued and outstanding shares of common stock of the Registrant, to New Canaan Capital, LLC, a Nevada limited liability company ("New Canaan"), located at 3305 West Spring Mountain Road, Suite 60, Las Vegas, Nevada. On August 31, 1997, counsel for the Registrant retrieved a copy of the Form 13-D, Date of Event which Requires Filing of
Statement: August 14, 1997 ("13-D"), filed by New Canaan with the Securities and Exchange Commission ("Commission") on August 21, 1997, in connection with New Canaan's acquisition of the Shares.

     In the 13-D New Canaan stated that New Canaan and Moorpark entered into a Stock Purchase Agreement ("Agreement"), dated
August 14, 1997, a copy of which was attached to the 13-D. The Agreement provides that New Canaan acquired the Shares by delivering to Moorpark an unsecured promissory note, dated August 14, 1997 (the "Note") in the sum of $850,000, with principal and accrued interest due and payable two years after the date of the Note, unless due sooner under certain limited circumstances, and has agreed to pay Moorpark an additional consideration equal to an "Earn Out Amount" in cash within 60 days after the end of the fifth year after Closing. The Agreement provides that the "Earn Out Amount" equals 50% of the "Net Value," and that "Net Value" is defined as an amount equal to (1) the "Enterprise Value" times the "Equity Percentage" minus (2) $850,000 minus (3) interest accrued on the Note or any refinancing of the Note, minus (4) any transaction expenses paid by New Canaan. The Agreement further provides that (i) "Enterprise Value" means if New Canaan liquidates its position in the Registrant prior to the end of the fifth year after Closing, the price the Registrant established by the liquidity event, otherwise (I) six times the average EBITDA (as defined by GAAP) of the Registrant in the two fiscal years ending December 31, 2000, and 2001, minus (II) the principal amount of all interest-bearing indebtedness on the Registrant's balance sheet (including amounts attributable to any capitalized leases) as of December 31, 2000, minus (III) the redemption value of any preferred stock issued by the Registrant and outstanding as of December 31, 2000, other than any preferred stock acquired by New Canaan, and (ii) the "Equity Percentage" means the percentage of fully diluted common equity of the Registrant owned by New Canaan, assuming the conversion and exercise of all outstanding convertible securities, warrants and options. In the event that New Canaan liquidates its position in the Registrant after the end of the fifth year after closing of the Agreement, but within seven (7) years after such closing, New Canaan shall make an additional payment to Moorpark equal to the "Earn Out Amount" calculated as if the "Enterprise Value" were the price of the Registrant established by the liquidity event, less amounts previously paid to Moorpark under the Agreement. In the event New Canaan sells a portion of the Shares prior to the end of the fifth

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
year after closing of the Agreement, the Purchaser shall share with Moorpark the proceeds of such sale in accordance with the above-referenced formula, and the remaining Shares shall continue to be subject to the Agreement.

     The Agreement also provides that if, within 30 days from the date of the Agreement, Moorpark is unable to deliver to New Canaan a replacement stock certificate evidencing the Shares, New Canaan has the option to rescind the Agreement.

     New Canaan provided, in the 13-D, that it has the sole power to vote, or direct the disposition of, the Shares, and that the source of funds used to purchase the Shares was the capital of New Canaan. The 13-D further provides that New Canaan acquired the Shares for purposes of investment, and New Canaan has no present plans or proposals which relate to, or would result in, the acquisition by any person of additional securities of the Registrant; an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Registrant or any of its subsidiaries; a sale or transfer of a material amount of assets of the Registrant or any of its subsidiaries; a change in the present board of directors or management of the Registrant, including plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; a material change in the present capitalization or dividend policy of the Registrant or any other material change in the Registrant's business or corporate structure; a change that might impede the acquisition of control of the Registrant by any person; causing a class of securities of the Registrant being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of equity securities of the Registrant becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or any action similar to any of those enumerated above.

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   AMETECH, INC.
                                   ________________________________
                                   (Registrant)



September 3, 1997                  By /s/ Carl B. Anderson, Jr.
                                     ______________________________
                                      Carl B. Anderson, Jr.
                                      Chairman of the Board
                                      and President

































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